Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-106976


PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated January 9, 2004)


This prospectus supplement supplements the prospectus dated January 9, 2004 of Maverick Tube Corporation relating to the resale from time to time by selling securityholders of our 4.00% Convertible Senior Subordinated Notes Due 2033 held by certain securityholders and the shares of our common stock issuable upon conversion of the Notes. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.


See "Risk factors" beginning on page 9 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes and the common stock issuable upon conversion of the notes.

                           __________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                           ___________________________

The section of the prospectus entitled "Selling Securityholders" on pages 57-60 of the prospectus is amended and restated in its entirety to read as follows:


                             SELLING SECURITYHOLDERS

The notes were originally issued by us and sold to the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act of 1933. The initial purchasers resold the notes to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act of 1933. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and shares of our common stock issued upon conversion of those notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes, as of January 20, 2004, that each selling securityholder may offer pursuant to this prospectus and the number of shares of our common stock into which those notes are convertible. Unless otherwise set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates, or beneficially owns in excess of 1% of our outstanding common stock.

Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the notes or shares of common stock beneficially owned by them that have been registered by us, unless otherwise indicated, the selling securityholders will not own any notes or shares of common stock, other than the shares of common stock appearing under the column entitled "Number of Shares of Common Stock Owned Before Offering." We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes or shares of common stock. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the notes or shares of common stock in transactions exempt from the registration requirements of the Securities Act of 1933, after the date on which they provided the information set forth on the table below.

                                        Aggregate
                                        Principal
                                        Amount at
                                        Maturity
                                        of Notes
                                          Owned                    Number of     Number of    Number of
                                         Before      Percentage    Shares of     Shares of    Shares of
                                        Offering      of Notes      Common      Common Stock   Common
                                           and      Outstanding   Stock Held    Offered for   Stock Held
                                         May Be        Before        Before         for         After
              Name (1)                    Sold        Offering     Offering (2)   Sale (2)    Offering (3)
              ----                       ------       --------     --------       ----        --------

1976 Distribution Trust FBO A.R.            $6,000       *            205            205         0
Lauder/Zinterhofer
2000 Revocable Trust FBO A.R.                5,000       *            171            171         0
Lauder/Zinterhofer
AIG DKR Soundshore Strategic Holding     2,500,000     2.08%       85,645         85,645         0
Fund Ltd.
Advent Convertible Master (Cayman)       8,945,000     7.45%      306,440        306,440         0
L.P.
Aftra Health Fund                          250,000       *          8,564          8,564         0
Alcon Laboratories                         340,000       *         11,647         11,647         0
Allentown City Firefighters Pension         12,000       *            411            411         0
Plan
Allentown City Officers & Employees         13,000       *            445            445         0
Pension Fund
Allentown City Police Pension Plan          20,000       *            685            685         0
Allstate Insurance Company (4)(5)        1,500,000     1.25%       51,387         51,387         0
Alpha US Sub Fund 4 LLC                    332,000       *         11,373         11,373         0
American Investors Life Insurance Co.      500,000       *         17,129         17,129         0
Arapahoe County Colorado                    42,000       *          1,438          1,438         0
Argent Classic Convertible Arbitrage     1,000,000       *         34,258         34,258         0
Fund (Bermuda) Ltd.
Argent Classic Convertible Arbitrage       400,000       *         13,703         13,703         0
Fund L.P.
Argent LowLev Convertible Arbitrage      2,500,000     2.08%       85,645         85,645         0
Fund, LLC
Arlington County Employees                 442,000       *         15,142         15,142         0
Retirement System
Asante Health Systems                       88,000       *          3,014          3,014         0
British Virgin Islands Social               77,000       *          2,637          2,637         0
Security Board
CQS Convertible & Quantitative             500,000       *         17,129         17,129         0
Strategies Master Fund Limited
Calamos Market Neutral Fund--Calamos      1,000,000       *         34,258         34,258        0
Investment Trust
Chrysler Corporation Master                870,000       *         29,804         29,804         0
Retirement Trust (6)
City and County of San Francisco         1,304,000     1.09%       44,672         44,672         0
Retirement System
City of New Orleans                        179,000       *          6,132          6,132         0
City University of New York                133,000       *          4,556          4,556         0
Context Convertible Arbitrage Fund,        600,000       *         20,554         20,554         0
LP
Context Convertible Arbitrage            1,400,000     1.17%       47,961         47,961         0
Offshore, LTD
Convertible Securities Fund                 14,000       *            479            479         0
Delta Air Lines Master Trust - CV (6)    1,260,000     1.05%       43,165         43,165         0
Delta Pilots Disability &                  320,000       *         10,962         10,962         0
Survivorship Trust - CV (6)
Detroit Public Employee Retirement       1,294,000     1.08%       44,330         44,330         0
System
Dodeca Fund, L.P.                        1,175,000       *         40,253         40,253         0
The Grable Foundation                       73,000       *          2,500          2,500         0
Grace Convertible Arbitrage Fund,          850,000       *         29,119         29,119         0
Ltd.
Grady Hospital Foundation                  119,000       *          4,076          4,076         0
Hfr Arbitrage Fund                         591,000       *         20,246         20,246         0
HFR CA Select Fund                         750,000       *         25,693         25,693         0
Independence Blue Cross                    414,000       *         14,182         14,182         0
Inflective Convertible Opportunity          25,000       *            856            856         0
Fund I, L.P.
Jefferies & Co. Inc. (8)                   750,000       *         25,693         25,693         0
LLT Limited                                100,000       *          3,425          3,425         0
Laurel Ridge Capital, LP                   500,000       *         17,129         17,129         0
Lyxor                                      937,000       *         32,100         32,100         0
McMahan Securities Co. L.P. (8)            400,000       *         13,703         13,703         0
Merrill Lynch Insurance Group (9)          227,000       *          7,776          7,776         0
Microsoft Corporation (6)                  760,000       *         26,036         26,036         0
Motion Picture Industry Health             225,000       *          7,708          7,708         0
Plan--Active Member Fund (6)
Motion Picture Industry Health             140,000       *          4,796          4,796         0
Plan--Retiree Member Fund (6)
Municipal Employees                        227,000       *          7,776          7,776         0
Nations Convertible Securities Fund      6,686,000     5.57%      229,050        229,050         0
New Orleans Firefighters                   119,000       *          4,076          4,076         0
Pension/Relief Fund
Newport Alternative Income Fund            520,000       *         17,814         17,814         0
Northwestern Mutual Life Insurance       2,500,000     2.08%       85,645         85,645         0
Company--General Account (7) (9)
Northwestern Mutual Life Insurance         250,000       *          8,564          8,564         0
Company--Group Annuity Separate
Account (7) (9)
Occidental Petroleum Corporation           239,000       *          8,187          8,187         0
OCM Convertible Trust (6)                1,155,000       *         39,568         39,568         0
Partner Reinsurance Company Ltd. (6)       290,000       *          9,934          9,934
Plexus Fund Ltd.                         5,000,000     4.17%      171,291        171,291         0
Policeman and Fireman Retirement            82,000       *          2,809          2,809         0
System of the City of Detroit
Pro-mutual                                 772,000       *         26,447         26,447         0
Qwest Occupational Health Trust (6)        205,000       *          7,022          7,022
RCG Latitude Master Fund, LTD            1,050,000       *         35,971         35,971         0
RCG Multi Strategy Master Fund, LTD        400,000       *         13,703         13,703         0
Ramius Master Fund, LTD                  1,050,000       *         35,971         35,971         0
SG Cowen Securities Corporation             15,000       *            513            513         0
San Diego County Employee Retirement     1,250,000     1.04%       42,822         42,822         0
Association
Silverback Master, LTD                   4,100,000     3.42%      140,459        140,459         0
Silvercreek Limited                      3,390,000     2.83%      116,135        116,135         0
Silvercreek II Limited                   1,135,000       *         38,883         38,883         0
State Employees' Retirement Fund of        680,000       *         23,295         23,295
the State of Delaware (6)
State of Maryland Retirement Agency      2,827,000     2.36%       96,848         96,848         0
TD Securities (USA) Inc. (8)             2,000,000     1.67%       68,516         68,516         0
Tag Associates                              80,000       *          2,740          2,740         0
Topanga XI                                 682,000       *         23,364         23,364         0
Trustmark Insurance                        332,000       *         11,373         11,373         0

_____________________
*  Less than one percent (1%)

(1) Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus, if and when necessary.

(2) Assumes conversion of all of the holders' notes at the initial conversion rate of 34.2583 shares of our common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment in certain events. Accordingly, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. The number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash payment for any fractional share resulting from conversion of the notes.

(3) Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

(4) Allstate Insurance Company ("AIC") also beneficially owns 11,200 shares of common stock of the Company. Agents Pension Plan is a qualified ERISA plan that is maintained for the benefit of certain agents of AIC. Agents Pension Plan beneficially owns 1,400 shares of Common Stock of the Company. Allstate Retirement Plan is a qualified ERISA plan that is maintained for the benefit of certain employees of AIC. Allstate Retirement Plan beneficially owns 4,100 shares of common stock of the Company.

(5) AIC, directly and through its subsidiaries or affiliates, may acquire and hold investments that exceed 10% of a class of equity securities of an issuer. The Public Equity Group of Allstate Investments, LLC, which has responsibility for such investments and securities, is not aware of any positions, offices or other material relationships involving AIC or its subsidiaries which should be disclosed, however, no independent investigation has been made.

(6) Oaktree Capital Management LLC is the investment manager of the selling securityholder and has not made any inquiry of such selling securityholder's beneficial ownership of other securities of the Company or any material relationship with the Company during the past three years.

(7) Northwestern Mutual Life Insurance Company ("Northwestern Mutual") is currently the beneficial owner of 16,800 shares of common stock of the Company held in its General Account. Northwestern Investment Management Company, LLC ("NIMC"), a wholly-owned subsidiary of Northwestern Mutual, is an investment advisor to Northwestern Mutual for its General Account with respect to such shares and for its General Account and Group Annuity Separate Account with respect to the notes and the shares of common stock into which those notes are convertible. NIMC may therefore be deemed to be an indirect beneficial owner for such securities. In the ordinary course of business, broker-dealer affiliates and other affiliates, including investment advisor affiliates, may, from time to time, effect transactions in the securities of the Company or the Company's affiliates. In addition, certain other affiliates of Northwestern Mutual may, in the ordinary course of business, take part in transactions involving the real property of the Company or the Company's affiliates.

(8) This selling securityholder is a registered broker-dealer and, accordingly, an underwriter. Please see "Plan of Distribution" for required disclosure regarding this selling securityholder.

(9) This selling securityholder is an affiliate of a broker-dealer. The selling securityholder has represented to us that it purchased the securities in the ordinary course of business, and, at the time of the purchase of the securities to be resold, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

                             ______________________

           The date of this prospectus supplement is January 21, 2004.